 Exhibit 99.1

Biostage, Inc.

Transcript of Investor Call

February 13, 2018

Operator: Thank you all for joining us this morning for the Biostage Business Update Investor Conference Call and Webcast.

At this time, all participants are in a listen-only mode. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

Today's webcast will be accompanied by a slide presentation that can be found under the Investor Relations section of the company's website, www.biostage.com, under events and presentations.

At this time, I'd like to remind our listeners that remarks made during this call may state management's intentions, hopes, beliefs, expectations or predictions of the future. These are forward-looking statements that involve risks and uncertainties. Forward-looking statements on this call are made pursuant to the Safe Harbor provisions of the federal securities laws. These forward-looking statements are based on Biostage's current expectations, and actual results could differ materially. As a result, you should not place undue reliance on any forward-looking statements.

Some of the factors that could cause actual results to differ materially from those contemplated by such forward-looking statements are disclosed in the periodic reports that Biostage files with the Securities and Exchange Commission. These documents are available in the Investors section of the company's website and on the Securities and Exchange Commission's website. We encourage you to review these documents carefully.

Following the company's prepared remarks, the call will be opened for a question and answer session.

It is now my pleasure to turn the call over to Chief Executive Officer of Biostage, Mr. Jim McGorry. Thank you. Please go ahead, sir.

Mr. Jim McGorry: Hello, everyone. It's good to finally be in a position to provide an update to you again. I know all of you have been wondering what happened since our last business update six months ago. I'll be the first to tell you, it's been a lot, and despite a temporary setback, much has changed for the better since.

Over this period, Biostage faced a financial crisis. Like many biotech companies before us, Biostage nearly had to close its doors because of lack of funds, and I really want to stress that it's purely a matter of funding as we believe our technology and the science behind it are robust as ever. Our cutting edge technology and desire to develop a successful treatment for patients were the driving force that kept us going, and I'm happy to report that the company is emerging from a transformation that's created a much leaner, more efficient and more focused business.

Biostage deals in regenerative medicine, and today, we want to regenerate your confidence in our new path forward. To this end, you won't have to just take my word for it. You'll also hear from Dr. Bill Fodor, our Chief Scientific Officer, and Dr. Christine Finck, Surgeon in Chief, Connecticut Children's Medical Center, our collaborator and lead investigator on esophageal atresia and member of our distinguished Scientific Advisory Board. Bill and Chris will tell you about the technology and their role in the company moving forward.

Biostage has been through a difficult period, but we emerge in many ways stronger. From all traumatic experiences, learning is logarithmic, and Biostage is no exception. As a result, we have put processes in place to more effectively execute our development plan for this cutting edge technology.

Our intention on this call is to highlight three things - technology, funding and our 2018 goals. First, let me lay out the novelty and reliability of our technology. In 2017, our CellframeTM technology was presented in scientific meetings all over the country. In fact, the presentations were recognized by numerous awards such as the Innovation Award and Best Basic Science Award. This is a testament to the soundness of the scientific rigor and the significant potential for this technology to have a meaningful impact.

Approved by the FDA under compassionate use, a successful surgery on the first human of our esophageal implant occurred in May 2017. The patient was discharged from the hospital, and the principal investigator (the patient’ surgeon) reported to us there was clear evidence of regeneration. We were informed yesterday that after living over eight months the patient died of stroke unrelated to the esophageal implant. We were informed by the principal investigator that the preliminary autopsy shows a regenerated esophageal tube minus a very small hole on the lateral wall that was right up against a GORE-TEX graft from the patient's heart repair on the pericardium. The GORE-TEX was not related to our product. The death of this 75 year old patient, who had a large tumor spanning his heart, his lung and his esophagus, is unfortunate.

Additionally, the principal investigator informed us regeneration of this patient was consistent with the regeneration observed in the Company’s animal studies. We are informed that when the autopsy data is complete a clinical paper will be submitted.

Second, let me address the funding situation so we can then move on to our direction. What happened with the funding? Simply, we did not get funded as we anticipated. We did not receive the money, as promised, despite a binding memorandum of understanding and our extensive efforts to negotiate a successful funding. These efforts included complying with new and unexpected conditions that continued to be presented. When we did not receive the money by the end of September, we felt that any pursuit thereof was no longer in the best interest of our shareholders. At such time, we delivered a breach of contract notification, withdrew our NASDAQ appeal and made the proper disclosures.

At this point, our intent was to extend the runway of the company and preserve the data while we explored possible additional fundraising scenarios. We focused on consolidating all of our data, and we hired a consulting a firm to guide the process.

We did a vigorous fundraising and strategy campaign and presented to over 20 companies. What happened really was amazing. Ultimately, it was one of our former employees, Shunfu Hu, who contacted some former Chinese investors that he met previously at Biostage. Esophageal cancer is an enormous problem in China. Half of the world's population of those suffering from esophageal cancer live in China, where it is the fourth deadliest cancer in the country. Needless to say, our new investors were interested. The more diligence they conducted, the more interested they became.

Biostage offers the possibility of a solution to a widespread problem in their country where the potential market for our Cellframe technology is huge.

Our new investors share our vision of the technology, and despite the prior financing issue, trusted in the renewed organization and management team to enable this company to continue. Our investors also strongly believe in the promise of the technology for both kids and adults.

Shunfu is now back at the company at Biostage, learning all facets of the business with anticipation of potentially opening a subsidiary in China.

As a designee of the investors, Mr. Jason Chen, a broadly skilled business leader, was just appointed as Biostage’s new Chairman of the Board. In addition, Connecticut Children's Medical Center in it first-ever investment in innovation also stepped up with an investment to support the company and Dr. Finck's passion for the kids. Biostage was revived as a leaner and more efficient business.

Moving on to our new direction in 2018, our intent is to further optimize and test the technology through FDA required pre-clinical studies. Bill and Dr. Finck will review this. Safety is paramount, and we are working to meet these requirements. A newly expanded Scientific Advisory Board is dedicated to driving the scientific rigor and moving the Cellframe technology to the next level. With continued pre-clinical and clinical guidance, our goal is to submit two INDs into 2019.

Let me quickly introduce Dr. Bill Fodor, our Chief Scientific Officer. Bill has over 25 years of research and management in academia and in the biotech industry. His Ph.D. is in molecular genetics. He's one of the founding scientists of Alexion, and he also directed the stem cell research at ViaCell. He joined Biostage in May and now comes back to Biostage as our Chief Scientific Officer. Bill's background and experience is a perfect fit for Biostage. Let me now turn the call over to Bill.

Dr. Bill Fodor: Thank you, Jim. It's a pleasure to be on the call this morning.

First, I'd like to emphasize Biostage's excitement about our collaboration with Connecticut Children's and Dr. Chris Finck's lab. together, we're going to work towards these pre-IND enabling clinical, pre-clinical studies, not only in large animal studies but also in smaller rodent studies to help us identify not only the key healing processes involved with our Biostage CellspanTM esophageal implant but also help us research and further define the mechanism of action behind the healing process.

In previous pre-clinical GLP conducted studies, we have a significant amount of data around the regeneration process. To further this information and build upon that scientific information, we will continue to conduct these types of studies, again, not only in large-animal studies but also in rodent studies to further define our mechanism of action. We have a very good handle on the mechanism of action of our products, and with Dr. Finck's lab, we will further investigate and refine this.

Again, Biostage is extremely excited about our collaboration and our partnership with Connecticut Children's, and it's at this point I would like to introduce Dr. Chris Finck, and she will explain and go over some of the highlights of this collaboration and how she is going to work with us to move this towards, uh, filing an IND with the FDA in 2019. Chris?

Dr. Christine Finck: Thank you very much, Dr. Fodor.

Being involved in this technology has been very exciting for me and especially for an area of interest that affects pediatric surgeons, which is esophageal atresia. Each year, an estimated 1 in 2,500 to 1 in 3,500 babies worldwide are born with a congenital anomaly known as esophageal atresia. This is a condition where the esophagus does not extend completely from the mouth to the stomach.

This condition requires immediate surgical intervention with the most common treatment being connecting the two esophageal ends together in order to restore continuity. However, in some of these patients, the gap is too large and there is generally insufficient length to bring the two ends together. This condition is known as long gap esophageal atresia. This accounts for 10 percent of all esophageal atresia cases. Currently, there is no scientific or pediatric surgical consensus on an optimal method to correct the defect as all of the options have significant morbidity as well as a prolonged hospitalization.

On average, these babies spend more than 120 days in the neonatal ICU, and this costs approximately $567,000 per patient. Being at the forefront of this pioneering technology and my laboratory investigating the regenerative and pathophysiology of the regeneration of the esophagus has been exciting. I have complete confidence in this Cellspan implant, and I continue to work towards seeing if there is an application that can be dedicated to esophageal atresia, which I know will impact significantly children's lives over the future. Jim?

Mr. Jim McGorry: Yes, thanks, Dr. Finck.

And so, hopefully, you have heard a little bit of explanation of how we have emerged, you've heard from Dr. Fodor and now from Dr. Finck. I hope this overview conveys the pride that we have in Biostage. We took on a potential ruin and came out on the other side with renewed clarity and vigor. So, we look forward to continuing to update you over the course of 2018 and 2019. You've seen a number of press releases from us now in the update of the Scientific Advisory Board with Dr. Finck and yesterday with Dr. Cox joining, two great emeritus board members within, Dr. Vacanti and Dr. Badylak.

So, we look forward to continuously updating you over the course of 2018 and 2019. We believe that we have really line of sight into our direction towards our IND, and we look forward to updating you further.

I'll now open the call for questions.

Operator: Thank you. If you'd like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Thank you. Our first question comes from the line of John Ajay with Ajay Capital. Please proceed with your question.

Mr. John Ajay: Yes, hi. Um, I'd like to ask, uh, the scientific advisors on the call, what are the top one or two things that have been proven out so far in the studies, uh, towards showing the scientific validity for the esophageal atresia, pediatric, um, and what are the one or two key things that remain to be proven out, um, you know, between now and filing the IND?

Mr. Jim McGorry: Yeah, Dr. Fodor, would you like to comment? Thank you.

Dr. Bill Fodor: Yes. Currently, what we have in place is several GLP adult studies, that were done in large animals. We've now further defined that mechanism of action based upon those studies. We are currently filing some IP around this so that I'm not sure that we can fully disclose exactly [unintelligible] action is--.

Mr. John Ajay: --Um, well, my--.

Dr. Bill Fodor: --But we know that the cytokine profile as well as the growth factor profile is leading to a normal healing process versus an inflammatory process. And with Dr. Finck's lab, we're going to further define that and just consolidate that data, not only in adult animals but now in, uh, smaller large animals, or piglets, if you will, to demonstrate that the technology has efficacy in a neonatal and/or young animal.

Dr. Christine Finck: I think--.

Mr. John Ajay: --Do we have--sorry, go ahead please.

Dr. Christine Finck: Sure. This is Chris Finck. I think what I can attest to is the fact that the esophagus does regenerate with this implant, which is very exciting, especially in a neonatal product, mainly because the scaffold ends up getting extruded over time. And so, when you're looking at a child's life, you don't want to leave something synthetic in there because it would have to somehow grow with the child. This implant actually addresses that issue by enabling the esophagus to do what it does best, regenerate itself and then extrude the scaffold.

I think one of the top things that we're looking at, as far as opportunities is to how to enhance the regeneration, how to make sure the muscular regeneration of the esophagus is appropriate, and if there are any potential cell sources from the patient that we can use to enhance the regeneration.

So, there's still a lot of scientific rigor that we are exploring, and thus we use a piglet model as well as rodent model. I hope that explains what, uh--or answered your question.

Mr. John Ajay: Yeah, it does. Thanks. Do you have clear evidence with the data to date that the cells are differentiating and turning into muscle cells and nerve cells and all that? And if so, how--what's the, uh, I guess at this stage, a hypothesis? There's no clear probably, uh, definite answer, but how is that happening? What's your thought as to why that's able to happen with this procedure?

Dr. Bill Fodor: Yeah, well, we don't have direct evidence that the cells actually differentiate into muscle and/or nerves. What we do know is that the cells provide the correct environment for the body to heal itself. We do have evidence that the body, um, has ingrowth of vasculature. We know that the cells secrete the appropriate cytokines and growth factors in order for the body to heal itself. The cells then provide a platform for which the normal healing process occurs.

Dr. Christine Finck: Most of the cells of the esophagus, when we harvest our regenerated tube, have the appropriate layers of the esophagus, including an epithelial lining and two muscle layers. At this point, we're exploring whether they're donor derived or host derived. My hypothesis is that the host is responding to the implant and the cells that are placed on the implant, to regenerate itself, but once again, that's a hypothesis and something we are rigorously exploring.

Mr. John Ajay: Great. Well, thank you. Great answers. I appreciate it.

Operator: Thank you. Ladies and gentlemen, as a reminder, if you'd like to join the question queue, please press star, one at this time.

Our next question comes from the line of Daniel Kohlsdorf, private investor. Please proceed with your question.

Mr. Daniel Kohlsdorf: Hello. Um, thank you for the update call. And, my question would be, um, you--or let's say Saverio La Francesca, he left last year, which, for me personally was a bigger surprise than the financing issues. And, now it sounds of course like you have a very competent team in place. But, how did you go about kind of filling the hole that he left, especially since I didn't see anyone with that exact positioning. So, maybe you had like a creative way of fixing it, but I would just like to understand how you went about that.

Mr. Jim McGorry: Yeah, thanks. So, Jim McGorry here. And so, Dr. La Francesca played a very good role for the company in, uh, developing--.

Mr. Daniel Kohlsdorf: --Um-hmm--.

Mr. Jim McGorry: --this product and, and moving it forward. But, with it right now, we looked at what we needed as an organization, you know, what positions that we needed.

Dr. La Francesca, is a prominent heart surgeon, but he's not an esophageal surgeon. He's not focused into the areas or into pediatrics. And so, we needed scientific knowledge understanding of what an IND is, to be able to get to submit all of the different areas of the IND to be able to go forward, the immunophenotyping, the microstructures, all this metabolic activity, and that's what--and the manufacturing. And so, thanks, Dr. Fodor.

And so, you know, what we did is we assembled, --we assembled a team. And we'll be using, if you will, now Dr. Finck as, a key--you know, our primary investigator to be able to do that. So, we have both the scientific as well as the medical and surgical piece. So, we believe that we are in a very good order for what is needed to be able to advance our product to the clinic.

Mr. Daniel Kohlsdorf: Okay, that makes sense. Thank you.

And, is Tom McNaughton also on the call?

Mr. Tom McNaughton: Yes, I am on.

Mr. Daniel Kohlsdorf: Oh, hi. Okay, great. So, I wanted to also ask just your estimation, uh, with these new investment rounds, like in general, what will it mean in terms of dilution for current investors? Um, I mean, this is--for me personally, it is not a deal killer anyway. I just want to understand it better. So, if I had 1 percent of the company, theoretically 1 percent of the company late last year, and we look towards the end of 2018 after the new investment rounds, where would I be positioned if I didn't make any new investments--?

Mr. Tom McNaughton: --Uh-huh--.

Mr. Daniel Kohlsdorf: --Roughly?

Mr. Tom McNaughton: Well, we've diluted the company, let me say, we had—before the reverse split, we had about two million shares outstanding. Then we issued the equivalent of about two million shares at this point, 2.2 million shares in the private placements, okay?

I'm not really going to forecast for you future raises. I couldn't tell you exactly what we're going to do the rest of this year. We've got a capital plan in place, a capital raising plan in place. But today--.

Mr. Daniel Kohlsdorf: --Um-hmm--.

Mr. Tom McNaughton: --I can tell you that, you know, it's--we have about twice--a little more than twice as many shares outstanding as we did before the private placements in, uh, December and January.

Mr. Daniel Kohlsdorf: Okay.

Mr. Jim McGorry: And so, it's hard to--you know, for us to be able to comment on, you know, what your ownership is going to be at another time. There's a lot of moving parts here.

The other piece that I would also like to introduce here, as I can see Dr. Fodor might look at me, uh, is we also have line of sight on some non-dilutive financing right now, and we're very pleased about it. We're not in a position to be able to comment onto that, but we are working with the NIH. We're working with the small business grant program. And this is in conjunction with work being done with Dr. Finck and Connecticut Children's.

And so, we have both dilutive and non-dilutive financing that we'd look at. And so, we believe that with our investors, they are long term with us, and we believe that we do have a path forward.

Mr. Tom McNaughton: And Dan, there is one other side to this, in the dilution, and especially looking forward. As Jim mentioned earlier, we've reduced our burn a lot. Our headcount's down.

We're a focused--uh, if you looked at our September 2017 10-Q, I think we consumed about $9.4 million of cash from operations for three quarters. So, if you want to, just divide that by three and say we were averaging 3.1 million. We are, uh, for this year projecting a lot less than that, with a very focused program. And, you know, in the first quarter, we were--we will be less than the average for the year, if you will. So, reducing the burn will have a big effect as well.

Mr. Daniel Kohlsdorf: Okay. Thank you. Yeah, that already gives quite a good idea. Those would be my two questions. Thank you very much for the update.

Mr. Tom McNaughton: Thank you.

Operator: Thank you. Ladies and gentlemen, once again, if you'd like to join the question queue, please press star-one at this time. We'll pause a moment to allow for any other questions.

Thank you. Our next question is a follow up question from the line of John Ajay, Ajay Capital. Please proceed with your question.

Mr. John Ajay: Yes, hi. On the timing of the IND, can you talk about why you're looking towards 2019? Uh, at one point, it sounded like you were very close to being able to file for the adult indication, esophageal cancer, you know, rather imminently after the animal studies were done. So, just curious to know what your thinking is on the timeline and what are the key things that remain for that.

Mr. Jim McGorry: Yeah. So, thanks, John. You know, the biggest thing is time takes time. You know, it's doing the studies. The FDA wants an in [inaudible]. They want more histology. They want more mechanical testing.

And so, yes, we were looking at filing into Q4 2017, and we have done the GLP studies around that. But as we really looked at the best clinical opportunity for this product, it really started to emerge no doubt in esophageal atresia, in the work that Dr. Finck was doing, in the work that the company was doing.

And then--so, look, we knew that, you know, we were--you know, at the end when we were reviewing all of our data, that we were not going to be able--we announced and we're not making that into 2017. And so, you know, with it right now, John, is to do the work, is to do the animal work, to optimize this and make sure that we have that real line of sight to be able to really move forward.

It's not filing the IND. That's the starting line. It's to be able to move to the clinic from there, understand that you're not on clinical trial hold, understand what that indication is going to be and the product is safe and efficacious. So, we will continue to update, John, you know, even back to our-- our 10-K update into next month, our plans and what we're doing further. So, it is studies and the work and the further optimization and refinement of that product--into 2018.

Mr. John Ajay: Okay, great.

And on--just wanted to review the number of cases per year of the pediatric esophageal atresia. I think you said one in 2,500 births is the incidence. And then there--I guess 10 percent of them are--.

Dr. Christine Finck: --Correct--.

Mr. John Ajay: --Long gap. And it--.

Dr. Christine Finck: --Correct--.

Mr. John Ajay: --Your technology would pretty much relate to the long gap ones, right?

Dr. Christine Finck: Um, initial phases, yes, would relate to the long gap ones and some of the failed surgical repairs. These children do have a high morbidity. Not to get too technical, but the surgical procedure for that is either pulling up the stomach or pulling up some of the intestine, or sequentially putting traction sutures over time on the two foreshortened ends of the esophagus. All of that have significant, uh, surgical realities such as not being in place long term, dilation, all sorts of stuff.

So, I anticipate--I think you're getting at--the question is what is the current need, um, in the country. I would anticipate at least--.

Mr. John Ajay: --Um-hmm--.

Dr. Christine Finck: --A hundred patients right off the start having a failed repair or having some sort of long gap esophageal atresia that is not amenable to typical surgical techniques that this technology would apply to.

That doesn't mean that if this, um, doesn't--if this shows significant efficiency, it's not uncommon for treatments to evolve over time and become a standard of care, um, depending on how they, um--how well they do. I have complete--.

Mr. John Ajay: --Uh--.

Dr. Christine Finck: --Confidence in this technology.

Mr. John Ajay: And then I guess from a financial point of view, um, proving this technology out will be financially rewarding simply just by getting the pediatric voucher. That alone will make the project financially rewarding. And then I would imagine you'd be able to get a pretty good, um, you know, price for the procedure compared to the economics that you cite of, you know, $500,000 of the cost of treating one today. So, uh--.

Mr. Jim McGorry: --Yeah. John, thank you. You know--and so, look, you're bringing up multifactorial pieces, right, within the--you know, the voucher and of the potential piece in price. You know, we're way over our skis on that right now.

First things first. Let us get the product approved. We do understand the indication. We are working with Dr. Finck, you know, and two other very prominent pediatric surgeons on our advisory board, Dr. Vacanti and Dr. Cox. And so, that is a very good piece, in working with the clinicians that are treating these kids and know about it the most.

And so, you know, as--essentially you look at it is, you know, it's like a rare disease, uh focus. That's what we're trying to do, uh, really trying to apply our value towards the current standard of care and how we can improve that.

Mr. John Ajay: Okay, great.

Mr. Jim McGorry: Thank you.

Mr. John Ajay: Um, how--do you have any estimates yet as to how much cash requirement you're going to need to get to the finish line, um, you know, at least to get, you know, to the IND stage, uh, next year--?

Mr. Tom McNaughton: --Yeah, we haven't put anything--.

Mr. John Ajay: --And--.

Mr. Tom McNaughton: --John, as you know, we haven't put anything out. I'm not going to at this time. I'd just tell you that the cash burn projected we--as we see it is sort of two--the next two years that you're asking about, uh, will be less than we were burning last year, the middle of the year.

Mr. John Ajay: Okay, great.

And do you have any insights as to the, uh, parties that have invested in the company, uh, what potential there is for incremental funding, as you go on this journey, you know, to, uh, the finish line with your capital raising needs?

Mr. Tom McNaughton: Well, let me pull back a little bit from what you're saying and say that, uh, they're very fundamental investors. We did a lot of due diligence. They're aware that this, as Dr. Finck and Jim and Bill have described today, is not a sprint over the next--over the coming months.

And they're aware of what the program is, where the valuation inflection points are in our minds, and I think they see it that way as well, the importance of getting to an IND as being a first milestone, if you will. Um, I would call out that, you know, we issued warrants to them as part of the deal. And, you know, I think that they see this as a longer term, um, investment.

Mr. Jim McGorry: And John, I would dovetail on Tom's comment by also saying this. You saw their investment. You heard, even the press release onto Jason Chen and talking about using the resources now of their group to move this forward. And you probably also saw that there was another investment, not only Connecticut Children's.

Again, I want to underscore that; very, very rare for an institution to be able to invest. But even post that investment at $2.00 and warrant coverage, the next investment that you will continue to see coming out was at market with no warrants at over, you know, $3.40. So, you can see the direction. And that was someone who didn't have cash to get into that first investment that wanted to be there.

And so, you know, we're going in the right direction. We really feel that we have new resources and a new market and new focus around both pediatric and adult, and we feel that we're in a better place. We're a month and a half, if you will, after a little bit of a difficult moment, but I believe we have come much further in that period of time than I could have imagined.

And I--a lot of it--I thank Dr. Finck, I thank Bill, and I thank our employees and our investors who have now jumped onboard with us, and Connecticut Children's for doing what--really standing behind us at a difficult period when it was uncertain. Today I will tell you it is a lot less uncertain than where it was at the end of the month and through the holidays when Dr. Finck and I were going back and forth in Connecticut Children's.

We are very proud of where we are. And look, we know that there'll be a number of other things on indication and finances and--you know, and incidences that we will come out with going forward. But in a short period of time, we're in a good place and we'll continue to update you going forward. So, we appreciate it very much, your question.

Mr. John Ajay: And can you talk a little bit more about the role that, uh, the Chinese market might play and what your thinking is there? And I'm also particularly interested in your thoughts about IP protection, 'cause it seems like the numbers might certainly be there, but it's not clear to me that you have the same protections as in the U.S. market, um, you know, with pediatric.

Mr. Jim McGorry: --So, I'm very [unintelligible]--.

Mr. John Ajay: --Rates and the exclusivity--.

Mr. Jim McGorry: --Thank you very much. I'm very, uh, aware of your--you know, time right now, because Dr. Finck has to, you know, go into--.

Mr. John Ajay: --Oh--.

Mr. Jim McGorry: --Surgery and do her areas. I know, John, that you will ask Tom 30 more questions later on today, and that is all fine.

Um, and--but the Chinese, look, you can do the numbers. It's a large market, as we know. It is really all about doing that. In the U.S., we're covered with, if you will, augmenting our IP with an orphan designation that we have in place that gives us, after approval, a seven year exclusivity. As you know, sir, that does not exist in China, so we need to update our IP.

And as Tom and Bill and I know, we had a full day with our IP, going over every facet of our company, every area to protect ourselves to be able to move into, um, the Chinese market and other markets. So, we're really updating what we're doing. We're not publishing things or anything come out until we do the proper IP look in what we have.

We have a unique area. There is nothing where the synthetic polymer is taken out and only a biologic response remains. And so, that can--you know, to date we have seen nobody come close to that. We are making sure that is solid before we go into the market--into the Chinese market. We're making sure that we have that line of sight onto all of these things properly, and then we are moving towards the subsidiary and then we're doing those things.

So, we have the right line of sight. And I will tell you, you know, we brought back Shunfu. We've brought back our former--you know, our former employee, and working hand in hand with our new investors in a very positive way. And they do share both the outlook, the passion, and the humility into what we're doing. So, we appreciate that very much.

Operator: Thank you. Mr. McGorry, we have come to the end of our time for questions. I'll turn the floor back to you for any final comments.

Mr. Jim McGorry: Yeah. Thanks, Melissa.

Look, we appreciate the--the folks that are on the call. I really appreciate Dr. Finck in terms of the collaboration that we have with Connecticut Children's Medical Center and her passion in terms of improving the surgical conditions of these kids. We have the right person in place with Bill Fodor leading this technology, our investors, our employees, Connecticut Children's, our Scientific Advisory Board.

We're in a new place, and we are not lost that we just went through a difficult period. It's not lost on myself, Tom, Bill, or any of us. So, we're going to execute appropriately. We're putting in the guardrails to protect these things going forward. And we thank you for the opportunity here.

Operator: Thank you. This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.